Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT

This AMENDMENT, dated as of November 6, 2007, between GuruNet Israel Ltd., f/k/a Atomica Israel Technologies Ltd., an Israeli corporation (the “Company”) and Steven Steinberg, an individual (“Employee”), amends that Employment Agreement dated April 1, 2004 (the “Employment Agreement”).

1.                                       Pursuant to this Amendment, the parties agree to amend the Employment Agreement as follows:

Subsection 6.1 (“TERMINATION OF EMPLOYMENT”) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

6.1       Either party may terminate the Employee’s employment with the Company without cause at any time upon three months notice. The Company shall have the right, in its sole discretion, to require the Employee to continue working for the Company during the notice period.  If the Company terminates the Employee without cause pursuant to this Section, the Board of Directors shall take the necessary steps so that the period during which the Employee shall be permitted to exercise his options to purchase shares of common stock of the Parent in accordance with the Parent’s employee stock option plan(s) as in effect from time to time (the “Options”), shall be extended to the shorter of (a) one (1) year from the effective date of his termination or (b) the expiration date of the options.

2.                                       Terms used in this Amendment but not defined herein will have the respective meanings ascribed to such terms in the Employment Agreement.  In the event of any conflict between the terms of this Amendment and the terms of the Employment Agreement, this Amendment shall control.  Except as modified by this Amendment, the Employment Agreement shall remain in full force and effect.

AGREED AND ACCEPTED:		AGREED AND ACCEPTED:

Steven Steinberg		GuruNet Israel Ltd.

Signature:	/s/ Steven Steinberg	Signature:	/s/ Robert Rosenschein

Name: Robert S. Rosenschein

Title: Chief Executive Officer